Exhibit 4.19

CO-LENDER AGREEMENT

by and between

CIBC INC.
(Senior Noteholder)

and

TCM CRE CREDIT FUND LP,
(Junior Noteholder)

Dated as of July 10, 2017

Holiday Inn, St. Augustine, FL

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  Table of Contents
(continued)

		Page

Section 33.	Servicing of the Loan	47
Section 34.	Conflict	48

Exhibits

Exhibit A	Mortgage Loan Schedule
Exhibit B	Parties and Addresses
Exhibit C	Permitted Fund Managers
Exhibit D	Model PSA

Index of Defined Terms

Acceptable Insurance Default	1
Additional Servicing Expenses	1
Advance Interest Amount	2
Advances	2
Affiliate	2
Agent	2
Agent Office	2
Agreement	1
Appraisal	2
Appraisal Reduction Amount	3
Appraisal Trigger Event	3
Appraised Value	4
Appraised-Out Holder	28
Approved Servicer	13
Asset Status Report	4
Balloon Payment	4
Bankruptcy Code	4
Business Day	4
Certificate Administrator	4
CIBC	1
CLO	13
CLO Asset Manager	4
Code	4
Collection Amount	5
Condemnation Proceeds	5
Conduit	42
Conduit Credit Enhancer	42
Conduit Inventory Loan	42
Control	5, 14
Control Appraisal Period	5
Controlled	14
Controlling Noteholder	5
Corrected Mortgage	5
Credit Risk Retention Rule	5
Cure Period	34

DBRS	6
Default Interest	6
Default Note Purchase Date	35
Defaulted Loan	6
Defaulted Mortgage Loan Purchase Price	6
Depositor	6
Determination Date	6
Due Date	7
Escrow Payment	7
Event of Default	7
Excluded Information	7
Fitch	7
Guarantor	7
Initial Junior Noteholder	1
Initial Noteholders	7
Initial Senior Noteholder	1
Insolvency Proceeding	7
Insurance Proceeds	7
Interest Rate	8
Interim Servicing Agreement	8
Intervening Trust Vehicle	8
Junior Note	1
Junior Note Default Rate	8
Junior Note Percentage Interest	8
Junior Note Principal Balance	8
Junior Note Rate	8
Junior Note Relative Spread	8
Junior Noteholder	8
Junior Operating Advisor	8, 29
Kroll	8
Lender	8
Liquidation Proceeds	8
Loan Agreement	9
Major Decision	9
Master Servicer	11

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Model PSA	11
Monetary Default	34
Monetary Default Notice	34
Monthly Debt Service Payment Amount	11
Monthly Payment	11
Monthly Payment Date	11
Moody’s	11
Morningstar	11
Mortgage	1
Mortgage Loan	1
Mortgage Loan Borrower	1
Mortgage Loan Borrower Related Party	11
Mortgage Loan Documents	11
Mortgage Loan Rate	12
Mortgage Loan Schedule	1, 11
Mortgaged Property	1
Net Junior Note Rate	12
Net Senior Note Rate	12
Non-Exempt Person	12
Non-Monetary Default	35
Non-Monetary Default Cure Period	35
Non-Monetary Default Notice	35
Note	12
Note Default interest Spread	12
Note Pledgee	40
Note Rate	12
Note Register	43
Noteholder	12
Noteholder Purchase Notice	35
P&I Advance	13
Percentage Interest	12
Permitted Fund Manager	12
Person	12
Prepayment Premium	12
Principal Balance	13
Purchase Price	13
Qualified Institutional Lender	13
Qualified Trustee	14
Rating Agencies	15
Rating Agency Confirmation	15
Recovered Costs	15
Redirection Notice	41
Relative Spread	15
REMIC	15

REMIC Provisions	15
REO Loan	16
REO Property	16
Required Special Servicer Rating	15
S&P	16
Securitization	16
Securitization Date	16
Securitization Operating Advisor	16
Securitization Servicing Agreement	16
Securitization Trust	16
Securitization Vehicle	13
Senior Note	1
Senior Note Default Rate	17
Senior Note Percentage Interest	17
Senior Note Principal Balance	17
Senior Note Rate	17
Senior Note Relative Spread	17
Senior Noteholder	17
Sequential Pay Event	17
Servicer	17
Servicer Termination Event	17
Servicing Agreement	17
Servicing Fee Rate	17
Servicing Standard	17
Servicing Transfer Event	18
Special Servicer	18
Specially Serviced Mortgage Loan	19
Taxes	19
Threshold Event Collateral	28
Threshold Event Cure	29
Transfer	19
Trustee	19
U.S. Person	19
Unliquidated Advances	19
Workout	19

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THIS CO-LENDER AGREEMENT (“Agreement”), dated as of July 10, 2017 by and between CIBC INC., a Delaware corporation (“CIBC”), having an address at 425 Lexington Avenue, New York, New York 10017, Attn: Real Estate Group (together with its successors and assigns in interest, in its capacity as initial owner of the Senior Note, “Initial Senior Noteholder”), and TCM CRE CREDIT FUND LP, a Delaware limited partnership, having an address at 1044 Northern Boulevard, Suite 100, Roslyn, New York 11576 (together with its successors and assigns in interest, in its capacity as initial owner of the Junior Note, “Initial Junior Noteholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement (as defined herein) CIBC and Initial Junior Noteholder originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to the mortgage loan borrower described on the Mortgage Loan Schedule (the “Mortgage Loan Borrower”), which is evidenced, inter alia, by two promissory notes (collectively, as amended, modified or supplemented, the “Notes”), each dated July 10, 2017, with the first such note in the original principal amount of $6,800,000.00 (as amended, modified or supplemented, the “Senior Note”) made by the Mortgage Loan Borrower in favor of the Initial Senior Noteholder, and the second such note in the original principal amount of $1,200,000.00 (as amended, modified or supplemented, the “Junior Note”) made by the Mortgage Loan Borrower in favor of Initial Junior Noteholder, and secured by a certain first mortgage lien (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”); and

WHEREAS, the Initial Senior Noteholder and Initial Junior Noteholder desire to enter into this Agreement to memorialize the terms under which the Initial Senior Noteholder and Initial Junior Noteholder are holding the Senior Note and the Junior Note, respectively, in the Mortgage Loan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.      Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Whenever used in this Agreement, capitalized terms have the meanings given to them in the context of this Agreement (refer to the index of defined terms). In addition, the following terms have the respective meanings set forth below unless the context clearly requires otherwise. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Servicing Agreement.

“Acceptable Insurance Default” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Additional Servicing Expenses” means (a) all property protection advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Securitization Operating Advisor, certificate administrator or fiscal agent pursuant to the Servicing Agreement or incurred by Senior Noteholder at any time no Servicing Agreement is in effect, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement; provided that: (i) the aggregate special servicing administration fee (which fee is payable solely during the period that the Mortgage Loan is a Specially Serviced Mortgage Loan) shall not exceed 0.25% or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, then the special servicing fee rate shall be such higher rate as would result in a special servicing fee equal to (x) $3,500 or (y) if the Risk Retention Consultation Party is entitled to consult with the Special Servicer, so long as the Mortgage Loan is specially serviced and during the occurrence of a consultation termination event, $5,000), (ii) the special servicing liquidation fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate may not exceed the lesser of (x) 3.00% and (y) such lower rate as would result in an aggregate liquidation fee equal to $25,000; and (iii) the special servicing workout fee (or equivalent) shall be equal to the greater of (x) 1.00% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or Corrected Mortgage Loan and (y) $25,000.

“Advance Interest Amount” means interest payable on Advances, as specified in the Servicing Agreement. Prior to the Securitization Date, the term Advance Interest Amount will not apply hereunder.

“Advances” has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement. Prior to the Securitization Date, the term Advances will not apply hereunder.

“Affiliate” means, with respect to any specified Person any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means CIBC or such Person to whom CIBC shall delegate its duties hereunder, and from and after the Securitization Date means the Master Servicer in its role as “Companion Paying Agent” (or equivalent term) under the Servicing Agreement.

“Agent Office” means the designated office of the Agent, which office at the date of this Agreement is located at CIBC Inc., 425 Lexington Avenue, New York, New York 10017, Attn: Real Estate Group, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Appraisal” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

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“Appraisal Reduction Amount” means:

(A)       prior to the Securitization Date, after the occurrence of an Appraisal Trigger Event, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the Appraisal Trigger Event occurs and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

(a)       the sum of, without duplication, (i) the outstanding Principal Balance of the Mortgage Loan as of the applicable date of determination, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on the Mortgage Loan through the most recent Due Date prior to the date of determination (exclusive of any portion thereof that represents Default Interest), (iii) all other amounts (excluding principal, default interest, late charges, penalty charges, exit fees, Prepayment Premiums and any similar amounts) due and unpaid with respect to the Mortgage Loan, (iv) all related unreimbursed Advances made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances) payable to) the Master Servicer, the Special Servicer and/or the Trustee with respect to Mortgage Loan, (v) any other unpaid trust fund expenses (excluding any costs that do not relate directly to the Mortgage Loan), and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the Master Servicer or the Special Servicer for such items); over

(b)       an amount equal to the sum of: (i) the excess, if any, of (x) 90% of the Appraised Value of the Mortgaged Property (or REO Property) as determined by the applicable Appraisal or any letter update of such Appraisal, over (y) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the Mortgage Loan; plus (ii) the amount of any Escrow Payments and/or reserve funds held by the Master Servicer or the Special Servicer with respect to the Mortgage Loan, the related Mortgaged Property or any related REO Property that are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents; plus (iii) the amount of any letter of credit constituting additional security for the Mortgage Loan and that may be applied towards the reduction of the principal balance of the Mortgage Loan; plus (iv) the amount of any Threshold Event Collateral then held by the Servicer; and

(B)       from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Appraisal Trigger Event” means:

(i)       prior to the Securitization Date, the earliest of the date on which the Mortgage Loan: (a) becomes a modified Mortgage Loan following the occurrence of a Servicing Transfer Event, (b) becomes an REO Loan, (c) with respect to which a receiver or similar official is appointed and continues for 30 days in such capacity in respect of the Mortgaged Property, (d) the Mortgage Loan Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for 60 days, (e) any Monthly Payment (other than a

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Balloon Payment) becomes 120 days or more delinquent, or (f) the Mortgage Loan Borrower fails to make when due any Balloon Payment and the Mortgage Loan Borrower does not deliver to the Master Servicer or the Special Servicer, on or before the due date of the Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer (and the Master Servicer shall promptly forward such commitment to the Special Servicer) which provides that such refinancing will occur within 90 days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately); and

(ii)       from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Appraised Value” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Asset Status Report” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Balloon Payment” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Certificate Administrator” means the certificate administrator under the Securitization Servicing Agreement, if any.

“CLO Asset Manager” with respect to any Securitization Vehicle that is a CLO, means the entity that is responsible for managing or administering the Junior Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Junior Note).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Collection Account” means the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Condemnation Proceeds” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” means any period, with respect to the Mortgage Loan, if and for so long as:

(a)       (1) the initial Junior Note Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Junior Note after the date of creation of the Junior Note, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to the Junior Note and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to the Junior Note, plus (3) the Threshold Event Collateral then held by the Servicer, is less than

(b)      twenty-five percent (25%) of the remainder of the (i) initial Junior Note Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, Junior Noteholder on the Junior Note after the date of creation of the Junior Note.

“Controlling Noteholder” means as of any date of determination (i) Junior Noteholder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control Appraisal Period has occurred and is continuing, Senior Noteholder; provided that, if Junior Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in the Note of Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred with respect to such Junior Noteholder. As of the Closing Date, the Controlling Noteholder will be Junior Noteholder.

“Corrected Mortgage Loan” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Credit Risk Retention Rule” shall mean the final rule promulgated to implement the credit risk retention requirements under Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (79 F.R. 77601; Pages: 77740-77766), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve

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System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission and the Department of Housing and Urban Development in the adopting release (79 FR 77601 et. seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“DBRS” means DBRS, Inc., and its successors in interest.

“Default Interest” means interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Defaulted Loan” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the Principal Balance of the Senior Note, (b) accrued and unpaid interest thereon at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid Advance Interest Amount, (f) (i) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (ii) if the Senior Note is purchased after 90 days after such option first becomes exercisable pursuant to Section 13 of this Agreement, any liquidation or workout fees payable under the Securitization Servicing Agreement with respect to the Senior Note and (g) any Recovered Costs not reimbursed previously to the Senior Note pursuant to this Agreement. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue at the Senior Note Rate on the Senior Note Principal Balance, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to Junior Noteholder under this Agreement.

“Depositor” means the Person selected by Senior Noteholder to create the Securitization Trust.

“Determination Date” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

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“Due Date” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Escrow Payment” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Event of Default” means, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Excluded Information” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term or such other analogous term used in the Servicing Agreement.

“Fitch” means Fitch, Inc., and its successors in interest.

“Guarantor” has the meaning assigned to such term in the Mortgage Loan Documents.

“Initial Noteholders” means, collectively, Initial Junior Noteholder and the Initial Senior Noteholder.

“Insolvency Proceeding” means any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance Proceeds” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

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“Interest Rate” has the meaning assigned to the term “Interest Rate” in the Mortgage Loan Documents.

“Interim Servicing Agreement” means at such time that the Mortgage Loan is not serviced pursuant to the Securitization Servicing Agreement, either the internal, informal servicing arrangement by CIBC as self servicer for the whole Loan or, in the alternative, an interim servicing agreement between CIBC, as owner, and an experienced interim servicer selected by CIBC; provided that, in the event that a Securitization of the Senior Note has not occurred within 90 days after the date hereof, then the Noteholders will negotiate in good faith and enter into a standalone servicing agreement reasonably acceptable to the Noteholders. Senior Noteholder shall not, without the consent of Junior Noteholder, consent to any amendment or modification to such Interim Servicing Agreement to the extent such amendment or modification would materially and adversely affect the Mortgage Loan or Junior Noteholder’s rights with respect thereto (as reasonably determined by Junior Noteholder).

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CLO, means a trust vehicle or entity that holds the Junior Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“Junior Noteholder” means Initial Junior Noteholder, and its successors in interest, or any subsequent holder of the Junior Note.

“Junior Note Default Rate” means a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Note Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the Junior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Junior Note Principal Balance” means, at any time of determination, the initial Junior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” means the Junior Note Rate set forth on the Mortgage Loan Schedule.

“Junior Note Relative Spread” means the ratio of the Junior Note Rate to the Mortgage Loan Rate.

“Junior Operating Advisor” means, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 6(a).

“Kroll” means Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lender” has the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” (i) prior to the Securitization Date, means the amount (other than insurance proceeds, condemnation awards or amounts required to be paid to the Mortgage Loan Borrower or other Persons pursuant to the Mortgage Loan Documents or applicable law)

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received in connection with (y) the liquidation of a Specially Serviced Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise or (z) a sale of the Mortgage Loan or an REO Property in accordance with this Agreement and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or any one or more analogous terms in the Servicing Agreement.

“Loan Agreement” means that certain Loan Agreement, dated as of July 10, 2017, between CIBC, as Lender, Initial Junior Noteholder, as Note B Holder, and Krishna Lodging, LLC, a Delaware limited liability company, as Borrower, as the same may be further amended, restated, renewed, extended, modified or supplemented from time to time, subject to the terms hereof.

“Major Decision” means:

(i)       prior to the Securitization Date:

(a)       any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the Mortgaged Property;

(b)      any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, terms and conditions relating to the timing of payments and acceptance of discounted payoffs, cash management, non-recourse exceptions, prepayment and defeasance, casualty and condemnation, transfers, definitions relating to the debt service coverage ratio, financial reporting and insurance) of the Mortgage Loan or any extension of the maturity date of the Mortgage Loan;

(c)       following a default or an event of default with respect to the Mortgage Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the Mortgage Loan Documents;

(d)      any sale of a Defaulted Loan or REO Property for less than the applicable Purchase Price; provided, however, the foregoing shall not affect the rights of the Lender or the Junior Noteholder to transfer all or a portion of the Senior Note or the Junior Note in accordance with the terms hereof;

(e)       any determination to bring the Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or an REO Property if the cost thereof exceeds $25,000.00;

(f)       any release of collateral or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

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(g)      any waiver of a “due on sale” or “due on encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the Mortgage Loan Borrower;

(h)      any material amendment, material modification or termination of any Management Agreement (as defined in the Loan Agreement) and any property management company changes, including, without limitation, approval of the termination of the existing property manager and appointment of a new property manager, or franchise changes with respect to a Mortgage Loan, in each case for which the lender is required to consent or approve such changes under the Mortgage Loan Documents;

(i)       releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the Mortgage Loan Documents;

(j)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the Mortgage Loan Borrower, Guarantor or other guarantor, indemnitor or obligor releasing the Mortgage Loan Borrower, Guarantor or other guarantor, indemnitor or obligor from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no lender discretion;

(k)       any determination of an Acceptable Insurance Default;

(l)        the execution, termination, modification, waiver or amendment of any term of the Franchise Agreement (as defined in the Loan Agreement), in each case to the extent Lender approval is required under the Mortgage Loan Documents;

(m)      any filing of a bankruptcy or similar action against the Mortgage Loan Borrower or Guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a Section 363 sale, order shortening time or similar motion of procedure in an Insolvency Proceeding or making an Section 1111(b)(2) election on behalf of the Noteholders;

(n)      approval of the Annual Budget (as defined in the Loan Agreement) to the extent the Lender’s consent is required under the Loan Agreement;

(o)      any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any beneficial owner of the Mortgage Loan Borrower (to the extent that the lender has consent rights pursuant to the Mortgage Loan Documents (for purposes of the determination whether a lender has such consent rights pursuant to the Mortgage Loan Documents, any Mortgage Loan Document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the Lender shall constitute such consent rights));

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(p)      the creation by Senior Noteholder or Servicer of any additional loan components, including mezzanine debt, whether senior or junior to the Junior Note; and

(ii)      from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Master Servicer” (i) prior to the Securitization Date, means CIBC or an entity appointed by it to master service the Loan on an interim basis and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Model PSA” means the pooling and servicing agreement for the UBS Commercial Mortgage Trust 2017-C1 transaction, among UBS Commercial Mortgage Securitization Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, AEGON USA Realty Advisors, LLC, as Save Mart Portfolio Special Servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LC, as operating advisor and as asset representations reviewer, dated as of June 1, 2017, a copy of which is attached hereto as Exhibit D.

“Monthly Debt Service Payment Amount” has the meaning assigned to such term or an analogous term in the Loan Agreement.

“Monthly Payment” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Monthly Payment Date” means the Payment Date (as defined in the Loan Agreement).

“Moody’s” means Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Realpoint LLC.

“Mortgage Loan Borrower Related Party” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement.

“Mortgage Loan Documents” means, with respect to the Mortgage Loan, the Mortgage, the Note, the Loan Agreement and all other documents now or hereafter evidencing and securing or guaranteeing the Mortgage Loan.

“Mortgage Loan Schedule” means the Schedule attached hereto as Exhibit A.

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“Mortgage Loan Rate” means, as of any date of determination, the weighted average of the Senior Note Rate and the Junior Note Rate.

“Net Junior Note Rate” means the Junior Note Rate minus the Servicing Fee Rate.

“Net Senior Note Rate” means the Senior Note Rate minus the Servicing Fee Rate.

“Non-Exempt Person” means any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) that may, from time to time, be prescribed by law and that, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Noteholder” means either of Senior Noteholder and Junior Noteholder, as applicable.

“Note” means either of the Senior Note and the Junior Note, as applicable.

“Note Default Interest Spread” means a rate per annum equal to four percent (4%); provided, however, that if the weighted average of the Senior Note Default Rate and the Junior Note Default Rate would exceed the maximum rate permitted by applicable law, the note default interest spread shall equal (i) the rate at which the weighted average of the Senior Note Default Rate and the Junior Note Default Rate equals the maximum rate permitted by applicable law minus (ii) the Interest Rate.

“Note Rate” means either of the Senior Note Rate and the Junior Note Rate, as applicable.

“Percentage Interest” means, with respect to Senior Noteholder, the Senior Note Percentage Interest, and with respect to Junior Noteholder, the Junior Note Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” means any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $100,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Prepayment Premium” means, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

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“Principal Balance” means either of the Senior Note Principal Balance and the Junior Note Principal Balance, as applicable.

“Purchase Price” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“P&I Advance” has the meaning assigned to such term or an analogous term in the Servicing Agreement. Prior to the Securitization Date, the term P&I Advance will not apply hereunder.

“Qualified Institutional Lender” means each of the Initial Noteholders and any Affiliate of the foregoing or any other Person that is:

(s)       an entity Controlled (as defined below) by, under Common Control with or Controlling any of the Initial Senior Noteholder, Initial Junior Noteholder, or

(t)       one or more of the following:

(i)        an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)       an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, or

(iii)      a Qualified Trustee (or in the case of a CLO, a single purpose bankruptcy remote entity that contemporaneously assigns or pledges its Junior Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CLO”) secured by, or (c) a financing through an “owner trust” of, any or all of the Junior Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies that assigned a rating to one or more classes of securities issued in connection with a securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Junior Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CLO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Junior Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle that require that such Approved Servicer act in accordance with a servicing standard

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notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)      an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $100,000,000, in which (A) Senior Noteholder or Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)       an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (ii), (iii)(a), (iv)(B) or (v) of this definition, (x) such entity has at least $100,000,000 in capital/statutory surplus or shareholders’ equity including uncalled capital commitments (except with respect to a pension advisory firm or similar fiduciary) and at least $250,000,000 in total assets including uncalled capital commitments (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(vi)      any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to

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supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” means any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) Kroll and (f) Morningstar or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency designated by Senior Noteholder; provided, however, that at any time during which the Senior Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” has the meaning assigned to such term in the Servicing Agreement.

“Rating Agency Confirmation” means prior to a Securitization with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter and after a Securitization, the meaning given thereto or any analogous term in the Securitization Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” means any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Relative Spread” means Senior Note Relative Spread or Junior Note Relative Spread, as the context may require.

“REMIC” means a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” means provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” means (i) a rating of “CSS3” in the case of Fitch, (ii) being on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer in the case of S&P and (iii) in the case of Moody’s or Morningstar, as applicable, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s or Morningstar, as applicable, within the twelve (12) month period prior to the date of determination, and Moody’s or Morningstar, as applicable, has

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not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch publicly citing the continuation of such special servicer as special servicer of such commercial mortgage loans as the sole or material factor in such ratings action.

“REO Loan” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“REO Property” (i) prior to the Securitization Date, means any Mortgaged Property, title to which has been acquired by a Servicer on behalf of the Noteholders through foreclosure, deed in lieu of foreclosure or otherwise and (ii) from and after the Securitization Date, has the meaning assigned to such term or an analogous term in the Servicing Agreement.

“S&P” means S&P Global Ratings, and its successors in interest.

“Securitization” means one or more sales by Senior Noteholder of all or a portion of the Senior Note to a Depositor, who will in turn include such portion of the Senior Note as part of a securitization of one or more mortgage loans.

“Securitization Date” means the effective date on which the Securitization of the Senior Note or portion thereof is consummated.

“Securitization Operating Advisor” means the operating advisor under the Securitization Servicing Agreement, if any.

“Securitization Servicing Agreement” means a pooling and servicing agreement, substantially in the form of the Model PSA (and where such pooling and servicing agreement is not substantially the same as the Model PSA, and the changes would materially and adversely affect the Mortgage Loan or Junior Noteholder’s rights with respect thereto (as reasonably determined by Junior Noteholder), the changes are reasonably acceptable to Junior Noteholder), to be entered into in connection with the Securitization, by and among (a) the Trustee, (b) the Person who serves as master servicer from and after the Securitization Date, (c) the Person that serves as special servicer from and after the Securitization Date, (d) the Person who services as operating advisor from and after the Securitization Date and (e) the Depositor, and any other additional Persons that may be party to such pooling and servicing agreement; provided it is acknowledged that such agreement is subject in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust, (ii) required by law or changes in any law, rule or regulation and (iii) requested by the Rating Agencies or any purchaser of subordinate certificates. The Servicing Standard in the Securitization Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Noteholder (taking into account that the Junior Note is junior to the Senior Note).

“Securitization Trust” means a trust formed pursuant to a Securitization pursuant to which the Junior Note or Senior Note is held.

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“Senior Noteholder” means the Initial Senior Noteholder or any subsequent holder of the Senior Note, together with its successors and assigns.

“Senior Note Default Rate” means a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Note Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the Senior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Senior Note Principal Balance” means, with respect to the Mortgage Loan, at any time of determination, the initial Senior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by Senior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Senior Note Rate” means the Senior Note Rate set forth on the Mortgage Loan Schedule.

“Senior Note Relative Spread” means the ratio of the Senior Note Rate to the Mortgage Loan Rate.

“Sequential Pay Event” means any Event of Default with respect to an obligation to pay money due under the Mortgage Loan or any other Event of Default that causes the Mortgage Loan to become a Specially Serviced Mortgage Loan (other than as a result of clause (iii) or clause (ix) of the definition of Servicing Transfer Event), or any bankruptcy or insolvency event that constitutes an Event of Default. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Controlling Noteholder in accordance with Section 12) and shall not be deemed to exist to the extent any Junior Noteholder is exercising its cure rights under Section 12.

“Servicer” means the Master Servicer or the Special Servicer, as the context may require.

“Servicer Termination Event” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Servicing Agreement” means, with respect to the Mortgage Loan, prior to the Securitization Date, the Interim Servicing Agreement, and, from and after the Securitization Date, the Securitization Servicing Agreement.

“Servicing Fee Rate” (i) prior to the Securitization Date, means 0.0% and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement; provided that the Servicing Fee Rate attributable to the Junior Note shall not exceed one basis point (0.01%) per annum.

“Servicing Standard” (x) prior to the Securitization Date, shall refer to the procedures that the Master Servicer, as an independent contractor, follows in order to service and administer the Mortgage Loan and administer REO Property solely on behalf of the Noteholders (as a collective

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whole as if such Noteholders constituted one lender, it being understood that the Junior Note is subordinate to the Senior Note, subject to the terms and conditions of this Agreement) (as determined by the Master Servicer in the exercise of its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and the Mortgage Loan Documents and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Master Servicer services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties, or (b) with the care, skill, prudence and diligence the Master Servicer uses for loans that it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Mortgage Loan or, if the Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Mortgage Loan to the Noteholders (as a collective whole as if such Noteholders constitute a single lender, it being understood that the Junior Note is subordinate to the Senior Note, subject to the terms of this Agreement) on a net present value basis and (b) any reimbursable expenses and other amounts due under the Mortgage Loan and (iii) without regard to:

any relationship that the Master Servicer or its affiliates may have with the Mortgage Loan Borrower or any of its affiliates;

the ownership of any other mezzanine loan by the Master Servicer or its affiliates;

its obligation to make Advances;

the right of the Master Servicer or its affiliates to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

the ownership, servicing or management for others of any other loans or property by the Master Servicer; and

(y) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement.

“Servicing Transfer Event” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Special Servicer” (i) prior to the Securitization Date, means CIBC or an entity appointed by it to specially service the Loan on an interim basis and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

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“Specially Serviced Mortgage Loan” (i) prior to the Securitization Date, has the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, has the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Taxes” means any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” means any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing or a Pledge in accordance with Section 20(f)).

“Trustee” means the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee for the Securitization, and shall include any fiscal agent and/or paying agent appointed for such Securitization.

“Unliquidated Advances” has the meaning assigned to such term or an analogous term in the Servicing Agreement. Prior to the Securitization Date, the term Unliquidated Advances will not apply hereunder.

“U.S. Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Workout” means any written modification, waiver, amendment or restructuring relating to a workout of the Mortgage Loan or the Note in connection with a Mortgage Loan default or a likely default.

Section 2.      Servicing.

(a)      Each Noteholder acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced prior to the Securitization Date by CIBC or a Master Servicer or Special Servicer appointed by it and from and after the Securitization Date (except as otherwise set forth in Section 2(e)), pursuant to the Securitization Servicing Agreement, in each case, in accordance with this Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Senior Note if such principal or interest is not paid by the Mortgage Loan Borrower, but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Securitization

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Servicing Agreement. Junior Noteholder acknowledges that Senior Noteholder may elect, in its sole discretion, to include the Senior Note in a Securitization and agrees that it will reasonably cooperate with Senior Noteholder, at Senior Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, Special Servicer and the Trustee under the Securitization Servicing Agreement by the Depositor and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Securitization Servicing Agreement and this Agreement. Each Noteholder hereby appoints the Master Servicer and the Trustee in the Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Securitization Servicing Agreement (subject at all times to the rights of the Noteholder set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder against the other Noteholder or limit the Servicer in enforcing the rights of one Noteholder against the other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to the other Noteholder.

(b)      The Controlling Noteholder (or any Junior Operating Advisor appointed by it acting on its behalf) shall exercise the rights and powers granted to the “Controlling Holder”, “Directing Certificateholder” or “Directing Holder” (or similar term) under the Servicing Agreement with respect to the Mortgage Loan.

(c)      The Securitization Servicing Agreement shall contain the Servicing Standard. In no event may the Securitization Servicing Agreement change the interest or principal allocable to, or the amount of any payments due to, Junior Noteholder or materially increase Junior Noteholder’s obligations or materially decrease Junior Noteholder’s rights, remedies or protections hereunder.

(d)      The Securitization Servicing Agreement shall contain provisions to the effect that:

(i)        any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders in accordance with Sections 3 and 4 hereof on the “master servicer remittance date” under the Securitization Servicing Agreement;

(ii)       Junior Noteholder shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide, any information relating to the Mortgage Loan, the borrower or the Mortgaged Property as Junior Noteholder may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Securitization Trust that includes other Notes but not limited to standard CREFC® reports, provided that if an interest in the Junior Note or Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then Junior Noteholder shall not be entitled to receive any Excluded Information;

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(iii)      each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Securitization Servicing Agreement and may directly enforce such rights; and

(iv)     the Securitization Servicing Agreement may not be amended without the consent of Junior Noteholder if such amendment would materially and adversely affect the Mortgage Loan or Junior Noteholder’s rights with respect thereto (as determined by Junior Noteholder).

(e)       Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)       At any time after the Securitization Date that the Senior Note is no longer subject to the provisions of the Securitization Servicing Agreement, Senior Noteholder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement mutually agreeable to Senior Noteholder and Junior Noteholder that contains servicing provisions that are the same as or more favorable to Junior Noteholder, in substance, to those in the Securitization Servicing Agreement and all references herein to the “Securitization Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that until a replacement servicing agreement has been entered into, Senior Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Securitization Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by Senior Noteholder with the consent of Junior Noteholder and does not have to be performed by the service providers set forth under the Securitization Servicing Agreement.

Section 3.      Payments Prior to a Sequential Pay Event. The Junior Note and the right of Junior Noteholder to receive payments of interest, principal and other amounts with respect to such Junior Note shall at all times be junior, subject and subordinate to the Senior Note and the right of Senior Noteholder to receive payments of interest, principal and other amounts with respect to the Senior Note as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then

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due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement, shall be applied by Senior Noteholder (or its designee) and distributed by Senior Noteholder (or the Servicer on its behalf) for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)       first, to Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)      second, (i) to Senior Noteholder in an amount equal to all prepayment proceeds relating to casualty or condemnation payable pursuant to the Loan Agreement until the Senior Note Principal Balance has been reduced to zero, and (ii) to Senior Noteholder in an amount equal to the Senior Note Percentage Interest of other principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan (including any Monthly Debt Service Payment Amount);

(c)       third, to Senior Noteholder up to the amount of any unreimbursed costs and expenses paid by Senior Noteholder including any Recovered Costs not previously reimbursed to Senior Noteholder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)      fourth, to Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(e)       fifth, (i) to Junior Noteholder in an amount equal to any remaining prepayment proceeds relating to casualty or condemnation payable pursuant to the Loan Agreement after the Senior Note Principal Balance has been reduced to zero, and (ii) to Junior Noteholder in an amount equal to the Junior Note Percentage Interest of other principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan (including any Monthly Debt Service Payment Amount);

(f)       sixth, to the extent Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 12, to reimburse Junior Noteholder for all such cure payments;

(g)      seventh, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to Senior Noteholder in an amount up to its pro rata interest therein, based on the product of the Senior Note Percentage Interests multiplied by its Relative Spread;

(h)      eighth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to Junior Noteholder in an amount up to its pro rata interest therein, based on the product of the Junior Note Percentage Interests multiplied by its Relative Spread;

(i)        ninth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to compensate a Servicer under the

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Servicing Agreement, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to Senior Noteholder and Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(j)        tenth, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount shall be paid pro rata to Senior Noteholder and Junior Noteholder in accordance with their respective initial Percentage Interests.

Section 4.      Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3; except, if a Sequential Pay Event, as determined by the applicable Servicer in accordance with this Agreement and the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)       first, to Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)      second, to Senior Noteholder in an amount equal to the Senior Note Principal Balance, until the Senior Note Principal Balance has been reduced to zero;

(c)       third, to Senior Noteholder up to the amount of any unreimbursed costs and expenses paid by Senior Noteholder including any Recovered Costs not previously reimbursed to Senior Noteholder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)      fourth, to the extent Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 12, to reimburse Junior Noteholder for all such cure payments;

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(e)       fifth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to Senior Noteholder in an amount up to its pro rata interest therein, based on the product of the Senior Note Percentage Interests multiplied by its Relative Spread;

(f)       sixth, to Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)      seventh, to Junior Noteholder in an amount equal to the Junior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero;

(h)      eighth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to Junior Noteholder in an amount up to its pro rata interest therein, based on the product of the Junior Note Percentage Interests multiplied by its Relative Spread;

(i)        ninth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(h) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(j)        tenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to compensate a Servicer under the Servicing Agreement, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to Senior Noteholder and Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(k)       eleventh, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount shall be paid pro rata to Senior Noteholder and Junior Noteholder in accordance with their respective initial Percentage Interests.

Section 5.      Administration of the Mortgage Loan.

(a)       Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, Senior Noteholder (or the Servicer acting on behalf of Senior Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and Junior Noteholder shall not have any voting, consent or other rights whatsoever with respect to Senior Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation,

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Section 5(f) below), Junior Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to Senior Noteholder (or the Servicer acting on behalf of Senior Noteholder) the rights, if any, that Junior Noteholder has to, (i) call or cause Senior Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing Senior Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. Senior Noteholder (or the Servicer acting on behalf of Senior Noteholder) shall not have any fiduciary duty to Junior Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve Senior Noteholder from the obligation to make any disbursement of funds as set forth herein).

(b)      The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of the Servicing Agreement and this Agreement. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan by the Special Servicer, in each case pursuant to the Servicing Agreement and this Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, Senior Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of Senior Noteholder and Junior Noteholder (it being understood that the interest of Junior Noteholder is a junior Note interest, subject to the terms and conditions of this Agreement), and any Junior Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this section shall not limit or modify the rights of the Controlling Noteholder and/or the Junior Operating Advisor to exercise their respective rights specifically set forth under this Agreement.

(c)       Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 5(f) below), if Senior Noteholder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on the Mortgage Loan are reduced, (iii) payments of interest or principal on the Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Interest Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan (other than an extension of the Mortgage Loan maturity date), all payments to Senior Noteholder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Note remaining the same as they are on the date hereof, the Junior Note shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Note). Subject to the Servicing Agreement and this Agreement (including without limitation Section 5(f) below), in the case of any modification or amendment described above, Senior Noteholder will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to the Senior Note with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Note Percentage Interest and to reduce the Junior Note Percentage Interest in a manner that reflects a loss in

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principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)      All rights and obligations of Senior Noteholder described hereunder may be exercised by the Servicer on behalf of Senior Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)       For so long as the Senior Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Sections 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Sections 860G(a)(8) of the Code and (iii) Senior Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights that Senior Noteholder may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United Stated Department of the Treasury, more than three months after the earliest startup day of any REMIC that includes the Senior Note (or any portion thereof). The Noteholders agree that the provisions of this section shall be effected by compliance by Senior Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement that governs the administration of the Mortgage Loan or Senior Noteholder’s interests therein. All costs and expenses of compliance with this section, to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by Senior Noteholder.

(f)       Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan or the Mortgage Loan Documents (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, then, subject to the next paragraph of this Section 5(f), the prior written consent of the Controlling Noteholder (or its Junior Operating Advisor) shall be required as a condition precedent to any such action. Senior Noteholder (or Servicer acting on its behalf) shall deliver to the Controlling Noteholder (or its Junior Operating Advisor) written notice of each such action, and the Controlling Noteholder (or its Junior Operating Advisor) shall have at least ten (10) Business Days to respond.

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If the Controlling Noteholder (or its Junior Operating Advisor) fails to respond to Senior Noteholder (or Servicer acting on its behalf) with respect to any such proposed action within ten (10) Business Days after receipt of such notice and any supporting documentation relating to the subject action requested by the Controlling Noteholder as may be necessary in the reasonable judgment of the Controlling Noteholder in order to make a decision, then the Controlling Noteholder (or its Junior Operating Advisor), as applicable, shall be deemed to have consented to such action, provided that Controlling Noteholder (or its Junior Operating Advisor), as applicable, will only be deemed to have given such consent if, and only if, such written notice includes all of the supporting documentation reasonably requested by the Controlling Noteholder (or its Junior Operating Advisor), as applicable, to make a decision regarding such request, as determined in the reasonable judgment of Controlling Noteholder (or its Junior Operating Advisor), as applicable, and includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

The Controlling Noteholder (or its Junior Operating Advisor) acknowledges that, if the “retaining sponsor” in the Securitization Trust has sold an “eligible horizontal interest” to a “third party purchaser” in accordance with the Credit Risk Retention Rule, then following the occurrence of an “Operating Advisor Consultation Event” (or similar term) under the Servicing Agreement a Securitization Trust operating advisor may have the right to consult with the Special Servicer with respect to Major Decisions.

Notwithstanding the foregoing, following the occurrence of an emergency event with respect to any Mortgaged Property (i.e., danger of harm to property or the security interest of the Loan Documents), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, Senior Noteholder (or Servicer acting on its behalf) may take actions with respect to such Mortgaged Property before obtaining the consent of the Controlling Noteholder (or its Junior Operating Advisor) if Senior Noteholder (or Servicer acting on its behalf) reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Noteholders, and Senior Noteholder (or Servicer acting on its behalf) has made a reasonable effort to contact the Controlling Noteholder (or its Junior Operating Advisor). The foregoing shall not relieve Senior Noteholder (or Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, Senior Noteholder (or Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Junior Operating Advisor) that would require or cause Senior Noteholder (or Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause Senior Noteholder (or Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause Senior Noteholder (or Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of any Senior Noteholder’s (or Servicer acting on its behalf) responsibilities under this Agreement.

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(g)      The Asset Status Report shall be subject to the approval of the Controlling Noteholder within the time frame provided in the Servicing Agreement.

(h)      (i) Junior Noteholder, if it is determined at any time of determination to no longer be the Controlling Noteholder (the “Appraised-Out Holder”) as a result of the application of an Appraisal Reduction Amount, shall have the right, at its sole expense, to require the Special Servicer to order a second Appraisal with respect to the Mortgage Loan. The Special Servicer shall use best efforts to ensure that such second Appraisal is delivered within 30 days from receipt of the Appraised-Out Holder’s written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Appraised-Out Holder is requesting the Special Servicer to obtain an additional Appraisal).

(ii)       Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount is warranted, and if so warranted, the Special Servicer shall recalculate the Appraisal Reduction Amount based on such supplemental Appraisal and any information received from the Master Servicer. If required by such recalculation, the Appraised-Out Holder shall be reinstated as the Controlling Noteholder and, if applicable, shall have its Junior Note Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount. The Appraised-Out Holder requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Noteholder until such time, if any, as the holder is reinstated as the Controlling Noteholder (such period beginning upon receipt by the Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Special Servicer determines that no recalculation of the Appraisal Reduction Amount is warranted or (B) the Special Servicer recalculates the Appraisal Reduction Amount based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Noteholder during each Appraisal Review Period shall be exercised by Senior Noteholder.

(i)       Junior Noteholder shall be entitled to avoid a Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the receipt of a third party Appraisal that indicates such Control Appraisal Period has occurred): (i) Junior Noteholder shall have delivered as a supplement to the Appraised Value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of Senior Noteholder in such collateral (a) cash collateral for the benefit of the Senior Note, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with Senior Noteholder as the beneficiary, issued by a bank or other financial institutions, the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount that, when added to

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the Appraised Value of the Mortgaged Property, as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by Junior Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, Junior Noteholder shall be required to renew such letter of credit not later than 30 days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than 45 days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to 30 days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of Junior Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, Junior Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the Appraised Value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) final liquidation of the Mortgage Loan or REO Property. If the Appraised Value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by Junior Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to Junior Noteholder (at its sole expense). Upon final liquidation of the Mortgage Loan or REO Property with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Section 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(j)       The Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Securitization Servicing Agreement.

(k)       If the Mortgaged Property becomes an REO Property, the same shall be acquired, managed and operated in the manner provided in the Servicing Agreement.

Section 6.      Appointment of Junior Operating Advisor.

(a)       The Controlling Noteholder shall have the right at any time to appoint a representative (the “Junior Operating Advisor”) to exercise its rights hereunder. The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove

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and replace the Junior Operating Advisor. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Junior Operating Advisor. The Junior Operating Advisor may be any Person (other than the Mortgage Loan Borrower, its principal or any Affiliate of the Mortgage Loan Borrower), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Junior Operating Advisor shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Junior Operating Advisor acting on behalf of the Controlling Noteholder and Senior Noteholder will accept such actions of the Junior Operating Advisor as actions of the Controlling Noteholder. Senior Noteholder (or any Servicer on its behalf) shall not be required to recognize any Person as an Junior Operating Advisor until the Controlling Noteholder has notified Senior Noteholder (and any Servicer) of such appointment and, if the Junior Operating Advisor is not the same Person as the Controlling Noteholder, the Junior Operating Advisor provides Senior Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, an address (including e-mail) and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses (including e-mail) and telecopy numbers). Senior Noteholder shall promptly deliver such information to any Servicer.

(b)      Neither the Junior Operating Advisor nor the Controlling Noteholder will have any liability to Senior Noteholder or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. Senior Noteholder and Junior Noteholder agree that the Junior Operating Advisor and any Controlling Noteholder (whether acting in place of the Junior Operating Advisor when no Junior Operating Advisor shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to such Controlling Noteholder hereunder) may take or refrain from taking actions that favor the interests of one Noteholder over other Noteholders, and that the Junior Operating Advisor may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Junior Operating Advisor or such Controlling Noteholder, as the case may be, agree to take no action against the Junior Operating Advisor, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Junior Operating Advisor nor such Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of Senior Noteholder or Junior Noteholder, as applicable.

(c)       If Senior Noteholder is the Controlling Noteholder, Junior Noteholder acknowledges and agrees all of the aforementioned rights and obligations of the Controlling Noteholder and the Junior Operating Advisor set forth in Section 5(f) and this Section 6 shall be exercisable by Senior Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

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Section 7. Special Servicer. Subject to the terms of the Servicing Agreement, the Controlling Noteholder (or its Junior Operating Advisor), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint a replacement of the Special Servicer under the Servicing Agreement, with or without cause, upon at least ten Business Days’ prior notice to the Special Servicer (provided, however, that the Controlling Noteholder (or its Junior Operating Advisor) shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); any such termination not to be effective unless and until (A) each Rating Agency delivers Rating Agency Confirmation with respect to the identity of any such replacement Special Servicer (to the extent the Mortgage Loan has been transferred in connection with a Securitization); (B) the initial or successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to such Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the terms of the Servicing Agreement will be binding on such Special Servicer with respect to such Mortgage Loan and (y) subject to customary qualifications and exceptions, the applicable servicing agreement will be enforceable against such replacement in accordance with its terms. The Controlling Noteholder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence.

Notwithstanding the foregoing, after the Securitization Date, if the “retaining sponsor” in the Securitization Trust has sold an “eligible horizontal interest” to a “third party purchaser” in accordance with the Credit Risk Retention Rule, each Noteholder agrees that the Special Servicer may be replaced upon (a) the recommendation of the operating advisor appointed under the Securitization Servicing Agreement if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of the Certificates, and (b) the subsequent affirmative vote of “ABS interests” (as defined in the Credit Risk Retention Rule). However, Junior Noteholder shall retain its right to subsequently remove and replace the Special Servicer, but Junior Noteholder shall not restore a Special Servicer that has been replaced pursuant to the preceding sentence.

Section 8. Limitation on Fees. Prior to the Securitization, if the Mortgage Loan becomes a Specially Serviced Mortgage Loan, and if not later than 30 days after the Mortgage Loan becomes a Specially Serviced Mortgage Loan the Controlling Noteholder (or its Junior Operating Advisor) elects to replace the Special Servicer, then each Noteholder agrees that no liquidation fees or workout fees shall be payable to the Special Servicer being replaced, unless such Special Servicer shall have either successfully completed a workout or a liquidation, in which case such fees shall be payable as provided herein.

Section 9. Payment Procedure.

(a)          Senior Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing

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Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account for the Notes established pursuant to the Servicing Agreement. Senior Noteholder (or the Servicer on its behalf) shall establish a segregated sub-account for amounts due to Senior Noteholder and Junior Noteholder. Senior Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account on the Business Day next following the date such payment was received by Senior Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower.

(b)          If Senior Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Note or the Junior Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to Senior Noteholder, Junior Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, Senior Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Junior Noteholder or Senior Noteholder, as applicable, and Junior Noteholder will promptly on demand by Senior Noteholder (or the Servicer on its behalf) repay to Senior Noteholder (or the Servicer on its behalf) any portion thereof that Senior Noteholder (or the Servicer on its behalf) shall have theretofore distributed to Junior Noteholder together with interest thereon at such rate, if any, as Senior Noteholder shall have been required to pay to any Mortgage Loan Borrower, Senior Noteholder, Master Servicer, Special Servicer or such other Person with respect thereto.

(c)          If, for any reason, Senior Noteholder (or the Servicer on its behalf) makes any payment to Junior Noteholder before Senior Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that Senior Noteholder (or the Servicer on its behalf) is under no obligation to do so), and Senior Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three Business Days of its payment to Junior Noteholder, Junior Noteholder will, at Senior Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to Senior Noteholder (or the Servicer on its behalf).

(d)          Each of Senior Noteholder and Junior Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to Senior Noteholder (or the Servicer on its behalf) or Junior Noteholder, as applicable, subject to this Agreement and the Servicing Agreement. Senior Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from Junior Noteholder with respect to the Mortgage Loan against any future payments due to Junior Noteholder under the Mortgage Loan, provided, that Senior Noteholder’s and Junior Noteholder’s obligations under this Section 9 are separate and distinct obligations from one another and in no event shall Senior Noteholder (or the Servicer on its behalf) enforce the obligations of Senior Noteholder against Junior Noteholder or the obligations of Junior Noteholder against Senior Noteholder. Senior Noteholder’s and Junior Noteholder’s obligations under this Section 9 constitute absolute, unconditional and continuing obligations.

Section 10. Limitation on Liability of the Noteholders. Senior Noteholder (including any Servicer) shall have no liability to Junior Noteholder with respect to the Junior Note except with

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respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of Senior Noteholder. Junior Noteholder shall have no liability to Senior Noteholder with respect to the Senior Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of Junior Noteholder.

Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of Senior Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, Senior Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that Senior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of Junior Noteholder and that Senior Noteholder (including any Servicer) shall have no liability whatsoever to Junior Noteholder in connection with Senior Noteholder’s exercise of rights or any omission by Senior Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard and Senior Noteholder shall not be protected against any liability to Junior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Senior Noteholder acknowledges that, subject to the terms and conditions hereof, Junior Noteholder may exercise, or omit to exercise, any rights that Junior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of Senior Noteholder and that Junior Noteholder shall have no liability whatsoever to Senior Noteholder in connection with Junior Noteholder’s exercise of rights or any omission by Junior Noteholder to exercise such rights; provided, however, that Junior Noteholder shall not be protected against any liability to Senior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Section 11. Bankruptcy. Subject to the provisions of Section 5(f) hereof, Junior Noteholder hereby covenants and agrees that only Senior Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof, Junior Noteholder further agrees that only Senior Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. Junior Noteholder hereby appoints Senior Noteholder as its agent, and grants to Senior Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to Junior Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. Junior

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Noteholder in its capacity as such, hereby agrees that, upon the request of Senior Noteholder, such Junior Noteholder shall execute, acknowledge and deliver to Senior Noteholder all and every such further deeds, conveyances and instruments as Senior Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard and this Agreement.

Section 12. Cure Rights of Junior Noteholder.

(a)          Subject to Section 12(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default“), Senior Noteholder shall promptly provide notice to Junior Noteholder and the Junior Operating Advisor of such default (the “Monetary Default Notice“). Junior Noteholder shall have the right, but not the obligation, to cure such Monetary Default within ten Business Days after receiving the Monetary Default Notice (the “Cure Period“). At the time a payment is made to cure a Monetary Default, Junior Noteholder shall pay or reimburse Senior Noteholder for all unreimbursed Advances (whether or not recoverable), Advance Interest Amounts, any unpaid fees to any Servicer and any Additional Servicing Expenses. Junior Noteholder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by Senior Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent Senior Noteholder from collecting default interest or late charges from the Mortgage Loan Borrower from and after the expiration of the applicable Cure Period. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)         Notwithstanding anything to the contrary contained in Section 12(a), Junior Noteholder shall be limited to six cures of Monetary Defaults in a 12 month period, and six cures of Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of Senior Noteholder.

(c)          No action taken by Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and Senior Noteholder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, Junior Noteholder shall be subrogated to Senior Noteholder’s rights to any payment owing to Senior Noteholder for which Junior Noteholder makes a cure payment as permitted under this Section 12 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Senior Note is paid in full.

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(d)          If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default“), Senior Noteholder shall promptly provide written notice to Junior Noteholder and the Junior Operating Advisor of such failure (the “Non-Monetary Default Notice“) and Junior Noteholder shall have the right, but not the obligation, to cure such Non-Monetary Default within thirty (30) days from the later of (i) the expiration of the cure period of the Mortgage Loan Borrower under the Mortgage Loan Documents and (ii) receipt of the Non-Monetary Default Notice, provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by Junior Noteholder, Junior Noteholder shall be given an additional period of time as is reasonably necessary to enable Junior Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) Junior Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) Junior Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 12(a) hereof, (iii) such additional period of time does not exceed 90 days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that Junior Noteholder has to cure a Non-Monetary Default in accordance with this Section 12(d) (the “Non-Monetary Default Cure Period“), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the use, value, operation or condition of the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure.

Section 13. Purchase of Senior Note by Junior Noteholder. Junior Noteholder shall have the right, by written notice to Senior Noteholder (a “Noteholder Purchase Notice“), delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, the Senior Note in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. Upon the delivery of the Noteholder Purchase Notice to Senior Noteholder, Senior Noteholder shall sell (and Junior Noteholder shall purchase) the Senior Note (including, without limitation, any Notes therein) at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date“) (i) not more than thirty (30) days after the written exercise of Junior Noteholder to purchase the Senior Note or (ii) not more than sixty (60) days after the written exercise of Junior Noteholder to purchase the Senior Note if Junior Noteholder deposits 10% of the Defaulted Mortgage Loan Purchase Price with Senior Noteholder within ten Business Days after the written exercise of Junior Noteholder to purchase the Senior Note. The Noteholder Purchase Notice shall contain a statement that Junior Noteholder’s failure to purchase the Senior Notes on a Defaulted Note Purchase Date will result in the termination of such right, unless the failure to purchase was caused by an act or omission of Senior Noteholder. Junior Noteholder agrees that the sale of the Senior Note shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by Senior Noteholder (or the Servicer on its behalf) three Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price), and shall, absent manifest error, be binding upon Junior Noteholder. Concurrently with the payment to Senior Noteholder in immediately available funds of its respective portion of the applicable Defaulted Mortgage Loan Purchase Price, Senior Noteholder will execute, at the sole cost and expense of Junior Noteholder, in favor of Junior Noteholder assignment documentation that will assign the Senior

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Note and the Mortgage Loan Documents without recourse, representations or warranties (except Senior Noteholder, and Junior Noteholder, as applicable, will represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver the Mortgage Loan or Note, as applicable, free and clear of all liens and encumbrances (other than the interest created by the Junior Note)). The right of Junior Noteholder to purchase the Senior Note shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and Senior Noteholder shall give Junior Noteholder ten days notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to Senior Noteholder (or a designee on its behalf) less than ten days after the acceleration of the Mortgage Loan (if permitted pursuant to the terms of this Agreement and the Servicing Agreement), Senior Noteholder shall notify Junior Noteholder of such transfer and Junior Noteholder shall have a 15 day period from the date of such notice from Senior Noteholder to deliver the Noteholder Purchase Notice to Senior Noteholder, in which case Junior Noteholder will be obligated to purchase the Mortgaged Property, in immediately available funds, within thirty (30) days after delivery of the Noteholder Purchase Notice to Senior Noteholder at the applicable Defaulted Mortgage Loan Purchase Price.

Section 14. Representations of Junior Noteholder. Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring its Junior Note for its own account in the ordinary course of its business and Senior Noteholder shall otherwise have no liability or responsibility to Junior Noteholder except as expressly provided herein or for actions that are taken or omitted to be taken by Senior Noteholder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of Junior Noteholder enforceable against Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by Junior Noteholder, (b) to Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by Junior Noteholder have been obtained or made, (c) to Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement and (d) the acquisition and holding of the Junior Note will not result in a non-exempt violation of any applicable federal, state or local law that is materially similar to Section 406 of ERISA or Section 4975 of the Code.

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Junior Noteholder acknowledges that Senior Noteholder does not owe Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with Junior Noteholder with respect to any action taken by Senior Noteholder in connection with the Mortgage Loan.

Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law that purports to give a junior loan Noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 15. Representations of the Initial Senior Noteholder. The Initial Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Initial Senior Noteholder’s charter or any law or contractual restriction binding upon the Initial Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Noteholder enforceable against the Initial Senior Noteholder in accordance with its terms. The Initial Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its business. The Initial Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Noteholder, (b) to the Initial Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Noteholder has been obtained or made and (c) to the Initial Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 16. Independent Analysis of Junior Noteholder. Junior Noteholder acknowledges that it has, independently and without reliance upon the Initial Senior Noteholder, except with respect to the representations and warranties provided by the Initial Senior Noteholder herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Note and Junior Noteholder accepts responsibility therefor. Junior Noteholder hereby acknowledges that, other than the representations and warranties provided herein, Senior Noteholder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by Senior Noteholder herein, and that Senior Noteholder shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to Senior Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. Senior Noteholder assumes all risk of loss in connection with the Senior Note except as specifically set forth herein. Junior Noteholder assumes all risk of loss in connection with the Junior Note except as specifically set forth herein.

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Section 17. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. Senior Noteholder shall have no obligation whatsoever to offer to Junior Noteholder the opportunity to purchase a Note interest in any future loans originated by Senior Noteholder or its Affiliates and if Senior Noteholder chooses to offer to Junior Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by Senior Noteholder or its Affiliates, such offer shall be at such purchase price and interest rate as Senior Noteholder chooses, in its sole and absolute discretion. Junior Noteholder shall not have any obligation whatsoever to purchase from Senior Noteholder a Note interest in any future loans originated by Senior Noteholder or its Affiliates.

Section 18. Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 19. Other Business Activities of the Noteholders. Each Noteholder acknowledges that any Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Mortgage Loan Borrower Related Party, and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 20. Sale of the Junior Note and the Senior Note.

(a)          Junior Noteholder agrees that it will not Transfer all or any portion of the Junior Note except that Junior Noteholder shall have the right to Transfer its respective Note, or any portion thereof, without the consent of Senior Noteholder or any other Person (i) to a Qualified Institutional Lender, provided, that prior to the Transfer (x) Senior Noteholder is provided with a representation from a transferee certifying that such transferee is a Qualified Institutional Lender, (y) Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 21 and (z) such transfer would not cause the Junior Note to be directly held by more than 5 Persons, and (ii) to an entity that is not a Qualified Institutional Lender; provided that Junior Noteholder obtains (1) prior to a Securitization and with respect to a Transfer in accordance with this clause (a)(ii), the consent of Senior Noteholder, which shall not be unreasonably withheld, delayed or conditioned and (2) after a Securitization, Rating Agency Confirmation (and for avoidance of doubt, no consent of Senior Noteholder shall be required after a Securitization); provided that in each of case (1) and (2), promptly after the Transfer Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 21. If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Junior Note Principal Balance shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without Senior Noteholder’s prior consent, which may be withheld in Senior Noteholder’s sole discretion, Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Junior Noteholder agrees it will pay the reasonable documented expenses of Senior Noteholder (including all expenses of the Master Servicer and the Special

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Servicer) in connection with any such Transfer by Junior Noteholder. The Agent shall provide two Business Days prior written notice to each Rating Agency of any Transfer of the Junior Note.

(b)         Notwithstanding the foregoing, Junior Noteholder shall have the right, without the need to obtain the consent of Senior Noteholder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Junior Note to any Person; provided that any such Transfer shall be made in accordance with the terms of this Section 20(b); provided, further that Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be void ab initio, absolutely null and void and shall vest no rights in the purported transferee. All Transfers of the Junior Note under Sections 20(a) and (b) shall be made upon written notice to Senior Noteholder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case of a pledge, collateral assignment or other encumbrance made in accordance with Section 20(a) by Junior Noteholder of the Junior Note solely as security for a loan to Junior Noteholder made by a third-party lender whereby Junior Noteholder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Note (or the portion thereof that was the subject of such Transfer), for the period from and after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, Senior Noteholder need only recognize the majority holder of the Junior Note for purposes of notices, consents and other communications between Senior Noteholder and such majority holder of the Junior Note shall be the only Person authorized hereunder to exercise any rights of Junior Noteholder under this Agreement; provided, however, the majority holder of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of Junior Noteholder hereunder by delivering written notice thereof to Senior Noteholder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)          In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to

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deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period with respect to the Junior Note, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)          Senior Noteholder shall have the right to Transfer all or any portion of the Senior Note without the prior consent of any Noteholder to (i) the Depositor for a Securitization of all or any portion of the Senior Note and the related Securitization Trust, (ii) prior to the occurrence of a Securitization of all or any portion of the Senior Note, a Qualified Institutional Lender (provided that any Transferee in connection with the Securitization of the Senior Note shall not be required to be a Qualified Institutional Lender) and (iii) after the occurrence of a Securitization of all or any portion of the Senior Note, to any party in accordance with the Servicing Agreement, except that, Senior Noteholder shall not Transfer all or any portion of the Senior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be absolutely null and void and shall vest no rights in the purported transferee.

(e)          Prior to a Control Appraisal Period, Senior Noteholder shall not be permitted to transfer all or any portion of the Junior Note without the prior consent of Junior Noteholder. If a Control Appraisal Period has occurred and is continuing, Senior Noteholder (or the Special Servicer acting on its behalf) shall have the right to sell the Junior Note, together with the Senior Note, subject to the provisions of the Servicing Agreement, without Junior Noteholder’s consent, (i) prior to an Event of Default, to any party other than the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party and (ii) after an Event of Default, to any party, including the Mortgage Loan Borrower and any Mortgage Loan Borrower Related Party. In connection with any such sale the Junior Noteholder shall be permitted to submit an offer at any sale of the Mortgage Loan unless such Person is the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party. In the event that the cash purchase price bid timely offered by Junior Noteholder equals or exceeds the amount of any other bids received in connection with such sale (and exceeds the minimum purchase price determined in accordance with the Securitization Servicing Agreement), then Junior Noteholder shall be awarded the winning bid and shall be entitled to purchase the Mortgage Loan pursuant to the Securitization Servicing Agreement.

(f)          Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) that has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee“), on terms and conditions set forth in this Section 20(f), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person that Controls such Noteholder that is secured by

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such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee that is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to Securitization, the consent of each other Noteholder and (b) after Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other holders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee that such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice“) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof that is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 20(f) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

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(g)          Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit“) that is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)           The loan (the “Conduit Inventory Loan“) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer“) to provide credit enhancement;

(ii)          The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)         Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)        The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)         Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 21. Registration of Transfer. In connection with any Transfer of a Note (but excluding any Note Pledgee unless and until it realizes on its Pledge), except for the transfer of a participation interest, a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 20, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Securitization Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 20 and this Section 21. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Senior Note, the Certificate Administrator shall automatically become and be the Agent.

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Section 22. Registration of the Senior Note and the Junior Note. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register“) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Senior Noteholder and Initial Junior Noteholder who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, Senior Noteholder and Junior Noteholder hereby designates such person as its agent under this Section 22 solely for purposes of maintaining the Note Register.

Section 23. Statement of Intent. The Agent and each Noteholder intend that the Notes be classified and the arrangement hereby be maintained in a manner consistent with the rules applicable to a grantor trust under subtitle A, chapter 1, subchapter J, part I, subpart E of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 24. No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by Senior Noteholder to Junior Noteholder. Except as otherwise provided in this Agreement and the Servicing Agreement, Junior Noteholder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 25. Governing Law; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties to this Agreement, and/or the interpretation and enforcement of the rights and duties of the parties to this Agreement shall be governed by and construed in accordance with the internal laws and decisions of the State of New York, without regard to the choice of law rules thereof. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 26. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE

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SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 27. Withholding Taxes.

(a)          If Senior Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to Junior Noteholder with respect to the Mortgage Loan as a result of Junior Noteholder constituting a Non-Exempt Person, Senior Noteholder, in its capacity as servicer, shall be entitled to do so with respect to Junior Noteholder’s interest in such payment (all withheld amounts being deemed paid to Junior Noteholder), provided that Senior Noteholder shall furnish such Junior Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information that may reasonably be requested for purposes of assisting such Junior Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which Junior Noteholder is subject to tax.

(b)          Junior Noteholder shall and hereby agrees to indemnify Senior Noteholder against and hold Senior Noteholder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Senior Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to Junior Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by Junior Noteholder to Senior Noteholder in connection with the obligation of Senior Noteholder to withhold Taxes from payments made to Junior Noteholder, it being expressly understood and agreed that (i) Senior Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) Junior Noteholder shall, upon request of Senior Noteholder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by Junior Noteholder, but reasonably acceptable to Senior Noteholder.

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(c)          Junior Noteholder represents to Senior Noteholder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither Senior Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, Junior Noteholder shall deliver to Senior Noteholder or Servicer, as applicable, evidence satisfactory to Senior Noteholder substantiating that Junior Noteholder is not a Non-Exempt Person and that Senior Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if Junior Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to Senior Noteholder an Internal Revenue Service Form W-9 and (ii) if Junior Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, Junior Noteholder shall satisfy the requirements of the preceding sentence by furnishing to Senior Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by Junior Noteholder, as evidence of Junior Noteholder’s exemption from the withholding of United States tax with respect thereto. Senior Noteholder shall not be obligated to make any payment hereunder to Junior Noteholder in respect of its Junior Note or otherwise until Junior Noteholder shall have furnished to Senior Noteholder the requested forms, certificates, statements or documents.

Section 28. Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by Senior Noteholder (or a custodian acting on behalf of Senior Noteholder) on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon a Securitization of the Senior Note, the originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by the Custodian (as defined in the Securitization Servicing Agreement).

Section 29. Miscellaneous.

(a)          Modification; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto (other than as set forth in Section 5(c)) and, after Securitization, any modification that materially affects the rights of Senior Noteholder shall be subject to Rating Agency Confirmation, except that no Rating Agency Confirmation shall be required in connection with a modification to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement. The parties hereto agree to enter into any modification of this Agreement reasonably requested by the Rating Agencies or any purchaser of subordinate certificates in order to meet current market standards and norms connection with a Securitization, provided that the economic rights of the parties hereto shall not be materially adversely affected thereby.

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(b)          Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 20, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of Senior Noteholder or Junior Noteholder, as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

(d)          Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

(e)          Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

(f)           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)          Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

(h)          Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by Senior Noteholder (or the Servicer on its behalf) to the Controlling Noteholder (or its Junior Operating Advisor), or by the Controlling Noteholder (or its Junior Operating Advisor) to Senior Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to Junior Noteholder.

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Section 30. Broker. Junior Noteholder and Senior Noteholder represent to each other that no broker was responsible for bringing about this transaction.

Section 31. Certain Matters Affecting the Agent.

(a)          The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 21;

(b)          The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)          The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)          The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)          The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 21; and

(f)          The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 32. Termination of Agent. The Agent may be terminated at any time upon ten days prior written notice from Senior Noteholder. In the event that the Agent is terminated pursuant to this Section 32, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. CIBC may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. CIBC, as CIBC, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. The termination or resignation of such Servicer, as Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement. Notwithstanding anything to the contrary in this Agreement, upon a Securitization of the Senior Note, the Master Servicer shall automatically become and be the Agent.

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Section 33. Servicing of the Loan. Pursuant to the Servicing Agreement, the Master Servicer (whose identity may change from time to time as provided in the Servicing Agreement) will be appointed as the servicer of the Mortgage Loan and the Special Servicer (whose identity may change from time to time as provided in the Servicing Agreement) will be appointed as the special servicer of the Mortgage Loan, and the parties agree that the Master Servicer and Special Servicer will service the Mortgage Loan on behalf of each Noteholder pursuant to the Servicing Agreement and subject to the terms hereof. Senior Noteholder shall not enter into any amendment to any Servicing Agreement that would materially and adversely affect the rights or interests of Junior Noteholder without obtaining Junior Noteholder’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 34. Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement (without regard to any references in this Agreement to the effect that a given defined term has the meaning of such defined term or an analogous term in the Servicing Agreement), on the other, this Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

CIBC INC., as Initial Senior Noteholder

By:	/s/ Todd Roth
Name: Todd Roth
Title: Managing Director

[Signatures Continued on Next Page]

Signature Page to Co-Lender Agreement

TCM CRE CREDIT FUND LP, a Delaware limited partnership, as Initial Junior Noteholder

By: TCM CRE Credit GP LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Richard Spinelli
Name: Richard Spinelli
Title: Managing Director

[Signature Page to Co-Lender Agreement]

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.          Description of Mortgage Loan:

Mortgage Loan:	Holiday Inn Express & Suites
Mortgage Loan Borrower:	Krishna Lodging, LLC, a Delaware limited liability company
Date of the Mortgage Loan and the Mortgage:	July 10, 2017
Initial Principal Amount of Mortgage Loan:	$8,000,000.00
Location of Mortgaged Property:	St. Augustine, FL
Initial Maturity Date:	August 1, 2027

B.          Description of Note Interests:

Initial Senior Note Principal Balance:	$6,800,000.00
Initial Junior Note Principal Balance:	$1,200,000.00
Initial Senior Note Percentage Interest:	85%
Initial Junior Note Percentage Interest:	15%
Senior Note Rate:	4.91765%
Junior Note Rate:	10.0%%

EXHIBIT B

Initial Senior Noteholder:

CIBC INC.

Notice Address:

425 Lexington Avenue
New York, New York 10017
Attn: Real Estate Group

with a copy to:

Initial Junior Noteholder:

TCM CRE CREDIT FUND LP

Notice Address:

c/o Trawler Capital Management

1044 Northern Blvd., Suite 100

Roslyn, New York 11576

Attn: Mr. Richard Spinelli, Managing Director

with a copy to:

EXHIBIT C

PERMITTED FUND MANAGERS

1.          Westbrook Partners

2.          DLJ Real Estate Capital Partners

3.          iStar Financial Inc.

4.          Capital Trust, Inc.

5.          Lend-Lease Real Estate Investments

6.          Archon Capital, L.P.

7.          Whitehall Street Real Estate Fund, L.P.

8.          The Blackstone Group International Ltd.

9.          Apollo Real Estate Advisors

10.        Colony Capital, Inc.

11.        Praedium Group

12.        Fortress Investment Group, LLC

13.        Lonestar Opportunity Fund

14.        Clarion Partners

15.        Walton Street Capital, LLC

16.        Starwood Financial Trust

17.        BlackRock, Inc.

18.        Gramercy Capital Corp.

19.        North Star Realty Finance Corp.

20.        Brascan Real Estate Financials Partners LLC

21.        Prima Capital Advisor LLC

22.        Rialto Capital Management, LLC

EXHIBIT D

MODEL PSA